SERVICE AGREEMENT BETWEEN LOVE'S TRAVEL STOPS AND
                      COUNTRY STORES, INC AND SIRICOMM, INC

         This Agreement entered into this 4th day of October 2005 between SiriCOMM, Inc. ("SiriCOMM"), a Delaware corporation having its principal place of business at 2900 Davis Blvd, Suite 130, Joplin, Missouri 64804, and Love's Travel Stops and Country Stores, Inc. ("Love's") an Oklahoma company, having its principal place of business at 10601 North Pennsylvania Avenue, Oklahoma City, OK 73120.

         WHEREAS, SiriCOMM is in the process of developing a broadband wireless network infrastructure for the commercial transportation industry market that will allow users to connect to the SiriCOMM network through wireless transmission and receiving equipment installed in strategic locations that will include, but not be limited to, travel centers and weigh stations.

         NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Term. The "Initial Term" shall begin on the date hereof, (the "Effective Date"), and end upon the completion of 36 months. The Agreement will be automatically extended ("Extended Term") on a year-to-year basis upon the expiration of the Initial Term, unless either party has delivered written notice of its intent to terminate the Agreement at least ninety (90) days prior to the end of the Initial Term. Either party may terminate this Agreement during the Extended Term upon sixty (60) days prior written notice. Term shall mean the Initial Term and the Extended Term.

         2. Infrastructure. SiriCOMM shall be responsible for installation of the broadband data network in each of the approximately 110 Love's Travel Stops locations, all at its sole expense. Sole expense to include but not limited to required changes to the Love's building and electrical power. As Love's adds new facilities, SiriCOMM will install network equipment and have the network 100% functional by the opening day of business. Love's will notify SiriCOMM 120 to 180 days prior to the new facility opening to provide both parties time to prepare for the installation of the network. Components at each location shall include: a two-way VSAT dish with receiver/transmitter (1.2 meters in diameter), satellite router, remote server, wireless transmission equipment including Wireless-Fidelity (Wi-Fi) access points, wiring, and all other necessary equipment and software (the "Equipment") to render the network serviceable.

         3. Installation. It is anticipated between the parties that network installation shall commence immediately following the execution of this Agreement. The details will be mutually agreed upon following a meeting to discuss the process.

         4. Equipment Ownership. Love's acknowledges that the Equipment shall at all times remain the property of SiriCOMM and agrees not to adjust, operate, modify, move, or affect in any way the Equipment without prior approval from

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SiriCOMM. All equipment will be removed within 60 days of the termination of this agreement or Love's may charge SiriCOMM a storage fee of $2.00 each day for each location in which the equipment has not been removed until such time that the equipment has been removed.

         5. Operations. SiriCOMM will be responsible for the activities of the Network Operations Center (NOC) at its sole expense. The NOC activities shall include 24/7 monitoring of service, network maintenance, and a customer service center. The 24x7 customer service number is 800.851.6952. Should maintenance personnel be necessary at a Love's facility, such maintenance shall be the sole responsibility of SiriCOMM.

         6. On-Site Tasks. Situations may arise that require on-site attention. If SiriCOMM is unable to coordinate timely on-site maintenance, SiriCOMM may call upon third party contractors to perform required tasks. In the event SiriCOMM has to make use of third party contractors, the complete task will be monitored and supported at all times by SiriCOMM technical staff. Love's agrees that store personnel will provide reasonable assistance to SiriCOMM support personnel with troubleshooting issues such as checking cable and power connections and powering equipment on and off if necessary.

         7. Broadband Connectivity. SiriCOMM will be responsible for providing broadband access at each location at its sole expense.

         8. Facility Access. Love's will assure to SiriCOMM reasonable access to its Travel Stops facilities to install and maintain the Equipment. SiriCOMM will install a VSAT dish on the facility roof (where applicable) and will install its VSAT router, server and wireless transmission equipment inside the facility in such manner that the installation is unobtrusive to Love's employees and customers. SiriCOMM agrees that it will operate its equipment in a manner which will not interfere with Love's existing communication systems or the existing equipment of any other tenant sharing the use of this location, and Love's covenants with SiriCOMM that it shall not permit the location of any equipment upon the premises which would provide harmful interference with SiriCOMM equipment. Love's shall require that all future operators designed to use this location will first coordinate with SiriCOMM to ensure that their frequencies and antenna locations will be compatible with SiriCOMM's so as to prevent future harmful interference. If SiriCOMM cannot satisfactorily eliminate such interference, then Love's will not allow the radio operator to place radio equipment on the premises.

         9. Power Back-up. SiriCOMM shall provide its own Power back up and surge protectors for all of its equipment.

         10. Emergency Network Service. SiriCOMM shall provide at no cost to Love's, emergency network service access (redundancy) as stand-in for Love's terrestrial data network when/if the network has an outage. Love's will be responsible for all costs associated with developing such redundancy to include, software and/or hardware that is necessary to enable the redundant network capability. The redundancy provided by SiriCOMM will be limited to a reasonable amount of time, not to exceed a 5-day period for Love's terrestrial based network to be repaired and all services transitioned back to the original form.

         11. Signage. Love's, to the extent it may legally do so, will make available visible space at each of its properties for SiriCOMM to present

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signage and/or other marketing materials related to SiriCOMM services and network access. SiriCOMM will provide at its cost the signage and installation and remove of said signage.

         12. Marketing. Love's and SiriCOMM will jointly develop and execute mutually beneficial marketing, communications, and promotional activities. Such activities will consist of direct telephone and mail marketing, direct print advertising in trade journals, Internet advertising, public and media relations, third party industry analyst briefings and relations, and select trade conference activities. SiriCOMM may reference Love's in marketing literature with prior Love's review and approval of such usage. The cost of the materials will be the responsibility of the party that is requesting the permission and/or providing the service unless otherwise agreed upon by both parties.

         13. Hyperlinks. Love's and SiriCOMM shall enter into a Hyperlink Agreement as may be agreed through good faith negotiations of the parties through which Love's will provide on its Website a link to SiriCOMM's Website and SiriCOMM will provide on its Website a link to Love's Website;

         14. Steering Committee. SiriCOMM and Love's shall participate in a Steering Committee through designated personnel from each company. The Steering Committee's intent is to meet on a set schedule to review the status and direction of the Parties' relationship, the success of products, product development, and any issues or concerns of either Party regarding the matters that are the subject of this Agreement. All details regarding time, manner, place and agenda for such meetings shall be decided by the Steering Committee;

         15. Consideration.

                  15.1 Love's will receive commission payments through the SiriCOMM reseller program from PRE Solutions. Love's will resell SiriCOMM's InTouch service (Internet access) at the register and then PRE Solutions will disperse the funds to each party accordingly;

                  15 1 A Loves will be paid $15 per month for each Travel Stop location from SiriCOMM in lieu of a percentage of internet sales. This payment should be received by the 15`h of each month.

                  15.2 It is anticipated by SiriCOMM and Love's that, from time to time, they will cooperate to develop new travel center-related software applications to be launched across the VSAT network. The parties agree to negotiate in good faith specific revenue sharing provisions for such developments using factors such as design and development cost, bandwidth requirement, etc., to determine revenue sharing.

         16. Complimentary Accounts. SiriCOMM will allow Love's operations & sales personnel with a maximum of 100 complimentary ISP service accounts within the SiriCOMM network infrastructure. Love's will provide to SiriCOMM the appropriate information to identify and manage complimentary accounts. With the pre-approval of SiriCOMM, Loves will have discretionary access to the internet at each location with limitations that it would use minimal bandwidth and not hinder performance of system in any way.

         17. Termination for Cause. Either party may terminate this Agreement for Cause. "Cause" shall mean a breach by the other party of any material provision of this Agreement, provided that written notice of the breach has been

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given to the breaching party, and the breach has not been cured within thirty
(30) days after delivery of such notice. SiriCOMM agrees to remove all equipment listed on attachment A and make any repairs deemed necessary to Love's facilities within 60 days of agreement termination.

         18. Confidential Information. Commencing on the Effective Date and continuing for a period of 30-days from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received by the disclosing party or otherwise discovered by the receiving party during the term of this Agreement, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the technology, business affairs, and marketing or sales plans (collectively the "Confidential Information"). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to Information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality:
(b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information or (e) is required to be disclosed by law, regulation, or court or governmental order.

         19. Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         20. Service Marks, Trademarks and Publicity. Neither party shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party's prior written approval.

         21. Notice. All notice hereunder shall be in writing and either transmitted via overnight courier, electronic mail, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the parties at the addresses provided on page 1. Notices will be deemed to have been given when received.

         22. Entire Agreement. This Agreement (and any Attachments and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties.

         23. Dispute Resolution. Any dispute or claim in law or equity arising out of this Agreement shall be decided by binding arbitration held in and in accordance with the applicable rules of the American Arbitration Association, and shall be heard in the state of Missouri.. Judgment upon any award rendered

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may be entered in any court having jurisdiction. The parties shall have the right of discovery in accordance with the laws of the state wherein such arbitration is to be heard. The filing of a judicial action to enable the recording of a notice pending action, for order of attachment, receivership, injunction or other provisional remedies, shall not constitute waiver of the right to arbitrate under this provision. Should either party seek to enforce the provision of this memorandum or any arbitration award against the other, the prevailing party shall be entitled to an award of reasonable attorney's fees, arbitration filing and forum costs and court cost incurred.

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         24. Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER
PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SIRICOMM MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO AN IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Neither party will be liable to the other party for any indirect, special, punitive or consequential damages, including but not limited to damages based on loss of service, revenue, profits or business opportunities.

         25. Indemnities. SiriCOMM shall repair any damage to the Premises caused by SiriCOMM, its employees, or its agents. SiriCOMM shall hold harmless and indemnify Love's from and against any and all losses or damages (including reasonable attorneys' fees) arising from or with respect to our installation, maintenance, operation or removal of the Equipment, except to the extent caused by negligent or intentional acts or omissions, of Love's or its agents or its employees. Love's will not reimburse SiriCOMM for all costs to repair or replace any Equipment damaged by Love's, its agents, or its employees.

         26. Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the successors, assigns, heirs, and personal representative of the parties.


         In Witness Whereof, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.


Love's Travel Stops and Country Stores, Inc.

By: /s/ David Frankenfield    10/14/05
--------------------------------------
Name: David Frankenfield
Title: Director of Facility Revenue


SiriCOMM, Inc.

By: /s/ David N. Mendez   10/19/05
------------------------------------
Name: David N. Mendez
Title: Executive Vice President